UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): May 2, 2007

ADVANSTAR COMMUNICATIONS INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	333-57201	59-2757389
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
641 Lexington Avenue New York, New York 10022
(Address of Principal Executive Offices)

(212) 951-6600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 2, 2007, Advanstar Communications Inc. (the “Company”) executed a First Supplemental Indenture which amends the Indenture dated as of February 21, 2001 relating to the Company’s 12% Senior Subordinated Notes and a Fifth Supplemental Indenture which amends the Indenture dated as of August 18, 2003, related to the Company’s 10 3/4% Senior Secured Notes (the “Secured Notes Indenture”) in each case among the Company, the guarantors party to such Indenture and Wells Fargo Bank, N.A. as trustee (each such supplemental indenture, a “Supplemental Indenture”). Each Supplemental Indenture amends the indenture to which it relates to eliminate substantially all of the restrictive covenants contained therein and in the case of the Secured Notes Indenture, to release all collateral securing such Notes and was entered into (i) pursuant to the Company’s tender offer and consent solicitation described in the Supplemental Indentures and (ii) after the Company received consents from holders of in excess of two-thirds of the outstanding aggregate principal amount of its Notes.

The amendments contained in the Supplemental Indentures will be effective upon closing of the tender offer and consent solicitation described in the Supplemental Indentures which is conditioned upon closing of the previously announced acquisition of Advanstar Holdings Corp., the parent of the Company, by an investor group lead by Veronis Suhler Stevenson.

The foregoing description of the Supplemental Indentures does not purport to be complete and is qualified in its entirety by reference to the full text of each Supplemental Indenture. copies of each of which are filed as Exhibit 10.1 and Exhibit 10.02 hereto and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Title

10.1	First Supplemental Indenture, dated May 2, 2007, by and among Advanstar Communications Inc., the guarantors party thereto and Wells Fargo Bank, N.A. as trustee.
10.2	Fifth Supplemental Indenture, dated May 2, 2007, by and among Advanstar Communications Inc., the guarantors party thereto and Wells Fargo Bank, N.A. as trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 2, 2007	ADVANSTAR COMMUNICATIONS INC.

	By:	/s/ Theodore S. Alpert
Theodore S. Alpert
	C	Vice President - Finance and Chief Financial Officer

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